Exhibit 99.1

SYSCO REPORTS FIRST QUARTER FISCAL 2019 RESULTS

HOUSTON, November 5, 2018 – Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended September 29, 2018.

First Quarter Fiscal 2019 Highlights

•	Sales increased 3.9% to $15.2 billion

•	Gross profit increased 3.9% to $2.9 billion; gross margin increased 2 basis points

•	Operating income increased 1.4% to $628.1 million; adjusted[1] operating income increased 5.1% to $691.7 million

•	EPS increased $0.12 to $0.81; adjusted[1] EPS increased $0.17 to $0.91

“Our top-line results for the first quarter were solid, particularly in our U.S. Foodservice segment,” said Tom Bené, Sysco’s president and chief executive officer. “We continue to see expense challenges in the warehouse and transportation areas of our supply chain, which we anticipate will persist. We remain focused on the execution of our strategic priorities, which we believe will serve as the roadmap for additional growth and value creation.”

First Quarter Fiscal 2019 Results

U.S. Foodservice Operations

Sales for the first quarter were $10.4 billion, an increase of 5.6% compared to the same period last year. Local case volume within U.S. Broadline operations grew 5.2% for the first quarter, of which 3.7% was organic, while total case volume within U.S. Broadline operations grew 5.7%, of which 4.3% was organic.

[1]

Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include restructuring, acquisition-related costs, and transformational project costs. Reconciliations of all non-GAAP measures are included in this release.

Gross profit increased 5.2% to $2.1 billion, and gross margin decreased 7 basis points to 20.1%, compared to the prior year period. Food cost inflation declined year-over-year to 0.1% in U.S. Broadline, primarily driven by deflation in the meat, poultry and produce categories.

Operating expenses increased $70.3 million, or 5.8%, compared to the same period last year, due mainly to increased supply chain and selling expenses.

Operating income was $815.8 million, an increase of $33.7 million, or 4.3%, compared to the same period last year.

International Foodservice Operations

Sales for the first quarter were $2.9 billion, an increase of 0.6% compared to the same period last year. The impact to total Sysco sales of foreign exchange during the quarter was negative 0.4%.

Gross profit increased 0.1% to $615.5 million, and gross margin decreased 11 basis points to 21.1%, compared to the prior year period.

Operating expenses increased $10.4 million, or 1.9%, compared to the same period last year. Adjusted operating expenses increased $0.2 million, or 0.04%, compared to the prior year period, due mainly to investments in supply chain transformation and business integration.

Operating income was $66.8 million, a decrease of $10.0 million, or 13.1%, compared to the same period last year. Adjusted operating income was $95.4 million, an increase of approximately $0.2 million, or 0.2%, compared to the prior year period. The impact to total Sysco operating income of foreign exchange during the quarter was negative 0.4%.

Capital Spending and Cash Flow

Cash flow from operations was $271.1 million for the first 13 weeks of fiscal 2019, which was $188.4 million higher compared to the prior year period. Free cash flow for the first 13 weeks of fiscal 2019 was $170.7 million, which was $222.4 million higher compared to the prior year.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $100.5 million for the first 13 weeks of fiscal 2019, which was $34.1 million lower compared to the prior year period.

Conference Call & Webcast

Sysco will host a conference call to review the Company’s first quarter fiscal 2019 financial results on Monday, November 5, 2018, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended
Financial Comparison:	September 29, 2018	September 30, 2017	Change
Sales	$15.2 billion	$14.7 billion	3.9%
Gross profit	$2.9 billion	$2.8 billion	3.9%
Gross Margin	19.08%	19.07%	2 bps
GAAP:
Operating expenses	$2.3 billion	$2.2 billion	4.7%
Certain Items	$63.5 million	$38.8 million	63.8%
Operating Income	$628.1 million	$619.4 million	1.4%
Operating Margin	4.13%	4.23%	-10 bps
Net Earnings	$431.0 million	$367.6 million	17.2%
Diluted Earnings Per Share	$0.81	$0.69	17.4%
Non-GAAP (1):
Operating Expenses	$2.2 billion	$2.1 billion	3.6%
Operating Income	$691.7 million	$658.2 million	5.1%
Operating Margin	4.55%	4.49%	5 bps
Net Earnings	$479.2 million	$394.5 million	21.5%
Diluted Earnings Per Share	$0.91	$0.74	22.4%
Case Growth:
U.S. Broadline	5.7%	0.3%
Local	5.2%	2.8%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	38.39%	38.26%	12 bps
Local	47.22%	46.58%	64 bps

Note:

(1)	A reconciliation of non-GAAP measures is included in this release.

Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 67,000 associates, the company operates approximately 330 distribution facilities worldwide and serves more than 600,000 customer locations. For fiscal 2018 that ended June 30, 2018, the company generated sales of more than $58 billion.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this news release or in our earnings call for the first quarter of fiscal 2019 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: our expectations regarding continued volume growth; our expectations regarding our ability to deliver disciplined, profitable growth to enable the achievement of our long-term objectives; our expectations regarding the continued growth of foodservice sales internationally and related factors, including GDP and household consumption in the United Kingdom; our expectations regarding initiatives that will drive cost improvement and enhance customer service over the next several quarters, including (i) the Finance Transformation Roadmap and our expectation that we will receive financial benefits from this initiative, (ii) Smart Spending and our expectation that this initiative will provide unprecedented visibility, ownership and performance management in all areas of our business, and (iii) Canadian Regionalization and our expectation that this initiative will contribute to increased cost savings; our expectations regarding a softening in year-over-year growth numbers; our expectations regarding modest operating income growth during our second fiscal quarter and improved performance in the second half of fiscal 2019; our expectations regarding the growth of our brand; our expectations regarding accelerating growth with local, emerging concepts, also known as micro-chains; our expectations regarding our investments across Europe, including, but not limited to, the integration of Brakes France and Davigel to Sysco France, including our ability to leverage the size and scale of these businesses to deliver accelerated performance; our expectations regarding our ability to improve our overall cost structure and customer experience in the United Kingdom; our ability to deliver against our strategic priorities, which we believe will serve as a roadmap for additional growth and long term value creation; statements regarding economic trends in the United States and abroad; statements regarding the execution of our long-term plans, including investments in transformation and integration in our International business; and our expectations with respect to achieving our three-year financial targets through fiscal 2020, including our goal of a two day working capital improvement.

The success of our plans and expectations regarding our operating performance, including expectations regarding our three-year financial objectives, are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may decline. Our ability to meet our long-term strategic objectives depends largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended June 30, 2018, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended
	Sep. 29, 2018	Sep. 30, 2017
Sales	$15,215,279	$14,650,424
Cost of sales	12,311,494	11,856,756

Gross profit	2,903,785	2,793,668
Operating expenses	2,275,645	2,174,303

Operating income	628,140	619,365
Interest expense	89,016	80,884
Other expense (income), net	1,132	(7,975)

Earnings before income taxes	537,992	546,456
Income taxes	106,950	178,816

Net earnings	$431,042	$367,640

Net earnings:
Basic earnings per share	$0.83	$0.70
Diluted earnings per share	0.81	0.69
Average shares outstanding	520,856,599	527,289,675
Diluted shares outstanding	529,034,470	533,063,426

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Sep. 29, 2018	Jun. 30, 2018	Sep. 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$790,304	$552,325	$909,203
Accounts and notes receivable, less allowances of $26,373, $25,768 and $41,184	4,242,419	4,073,723	4,333,704
Inventories, net	3,354,458	3,125,413	3,180,631
Prepaid expenses and other current assets	215,714	187,880	173,464
Income tax receivable	39,361	64,112	—

Total current assets	8,642,256	8,003,453	8,597,002
Plant and equipment at cost, less depreciation	4,466,903	4,521,660	4,388,299
Other long-term assets
Goodwill	3,936,961	3,955,485	3,970,617
Intangibles, less amortization	944,525	979,812	1,052,704
Deferred income taxes	59,003	83,666	149,932
Other assets	492,434	526,328	260,036

Total other long-term assets	5,432,923	5,545,291	5,433,289

Total assets	$18,542,082	$18,070,404	$18,418,590

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$4,414	$4,176	$4,513
Accounts payable	4,217,833	4,136,482	3,951,205
Accrued expenses	1,502,794	1,608,966	1,502,021
Accrued income taxes	132,910	56,793	148,902
Current maturities of long-term debt	783,001	782,329	533,641

Total current liabilities	6,640,952	6,588,746	6,140,282
Long-term liabilities
Long-term debt	7,914,344	7,540,765	8,426,359
Deferred income taxes	277,036	319,124	165,622
Other long-term liabilities	1,034,289	1,077,163	1,367,965

Total long-term liabilities	9,225,669	8,937,052	9,959,946
Commitments and contingencies
Noncontrolling interest	36,887	37,649	83,108
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,438,097	1,383,619	1,348,349
Retained earnings	10,592,490	10,348,628	9,638,386
Accumulated other comprehensive loss	(1,450,843)	(1,409,269)	(1,142,578)
Treasury stock at cost, 245,025,271, 244,533,248 and 243,513,095 shares	(8,706,345)	(8,581,196)	(8,374,078)

Total shareholders’ equity	2,638,574	2,506,957	2,235,254

Total liabilities and shareholders’ equity	$18,542,082	$18,070,404	$18,418,590

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	13-Week Period Ended
	Sep. 29, 2018	Sep. 30, 2017
Cash flows from operating activities:
Net earnings	$431,042	$367,640
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	29,193	27,955
Depreciation and amortization	187,627	179,662
Amortization of debt issuance and other debt-related costs	6,170	7,192
Deferred income taxes	(20,249)	(3,706)
Provision for losses on receivables	10,464	8,999
Other non-cash items	(3,695)	6,849
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(182,233)	(294,989)
(Increase) in inventories	(229,100)	(166,992)
(Increase) in prepaid expenses and other current assets	(23,540)	(28,312)
Increase (decrease) in accounts payable	78,112	(57,368)
(Decrease) in accrued expenses	(111,309)	(83,883)
Increase in accrued income taxes	100,868	165,944
(Increase) in other assets	(4,261)	(13,616)
Increase (decrease) in other long-term liabilities	2,056	(32,600)

Net cash provided by operating activities	271,145	82,775

Cash flows from investing activities:
Additions to plant and equipment	(104,322)	(136,261)
Proceeds from sales of plant and equipment	3,839	1,722
Other investing activities	912	—

Net cash (used for) investing activities	(99,571)	(134,539)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	—	745,100
Other debt borrowings	386,142	1,512
Other debt repayments	(8,078)	(5,186)
Proceeds from stock option exercises	84,393	57,075
Treasury stock purchases	(204,640)	(550,098)
Dividends paid	(187,229)	(174,864)
Other financing activities (1)	(2,200)	(644)

Net cash provided by financing activities	68,388	72,895

Effect of exchange rates on cash, cash equivalents and restricted cash	(2,435)	18,570

Net increase in cash and cash equivalents (2)	237,527	39,701
Cash, cash equivalents and restricted cash at beginning of period	715,844	869,502

Cash, cash equivalents and restricted cash at end of period	$953,371	$909,203

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$81,392	$72,057
Income taxes	70,675	28,714

(1)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(2)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Our discussion below of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and exclude the impact from restructuring and transformational project costs consisting of: (1) expenses associated with our various transformation initiatives; (2) severance and facility closure charges; and (3) restructuring charges.

The non-GAAP financial measures presented in this report also exclude the impact of the following acquisition-related items: (1) intangible amortization expense and (2) integration costs. All acquisition-related costs in fiscal 2019 and 2018 that have been excluded relate to the fiscal 2017 acquisition of Cucina Lux Investments Limited (the Brakes Acquisition).

The first quarter fiscal 2019 and fiscal 2018 items described above and excluded from our non-GAAP measures are collectively referred to as “Certain Items.” Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group was significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2019 and fiscal 2018.

The company uses these non-GAAP measures when evaluating its financial results, as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the table below, each period presented is adjusted for the impact described above. In the table below, individual components of diluted earnings per share may not add to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Sep. 29, 2018	13-Week Period Ended Sep. 30, 2017	Period Change in Dollars	Period % Change
Operating expenses (GAAP)	$2,275,645	$2,174,303	$101,342	4.7%
Impact of restructuring and transformational project costs (1)	(40,903)	(19,053)	(21,850)	114.7
Impact of acquisition-related costs (2)	(22,636)	(19,745)	(2,891)	14.6

Operating expenses adjusted for certain items (Non-GAAP)	$2,212,106	$2,135,505	$76,601	3.6%

Operating income (GAAP)	$628,140	$619,365	$8,775	1.4%
Impact of restructuring and transformational project costs (1)	40,903	19,053	21,850	114.7
Impact of acquisition-related costs (2)	22,636	19,745	2,891	14.6

Operating income adjusted for certain items (Non-GAAP)	$691,679	$658,163	$33,516	5.1%

Net earnings (GAAP)	$431,042	$367,640	$63,402	17.2%
Impact of restructuring and transformational project costs (1)	40,903	19,053	21,850	114.7
Impact of acquisition-related costs (2)	22,636	19,745	2,891	14.6
Tax impact of restructuring and transformational project costs (3)	(10,674)	(6,943)	(3,731)	53.7
Tax impact of acquisition-related costs (3)	(4,691)	(4,998)	307	-6.1

Net earnings adjusted for certain items (Non-GAAP)	$479,216	$394,497	$84,719	21.5%

Diluted earnings per share (GAAP)	$0.81	$0.69	$0.12	17.4%
Impact of restructuring and transformational project costs (1)	0.08	0.04	0.04	100.0
Impact of acquisition-related costs (2)	0.04	0.04	—	—
Tax impact of restructuring and transformational project costs (3)	(0.02)	(0.01)	(0.01)	100.0
Tax impact of acquisition-related costs (3)	(0.01)	(0.01)	—	—

Diluted EPS adjusted for certain items (Non-GAAP) (4)	$0.91	$0.74	$0.17	22.4%

Diluted shares outstanding	529,034,470	533,063,426

(1)

Fiscal 2019 includes $26 million related to various transformation initiative costs and $15 million related to severance, restructuring and facility closure charges. Fiscal 2018 includes $13 million related to business technology costs and professional fees on three-year financial objectives and $6 million related to restructuring charges.

(2)

Fiscal 2019 and fiscal 2018 include $21 million and $13 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes, and $1 million and $5 million, respectively, in integration costs.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represent that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Sep. 29, 2018	13-Week Period Ended Sep. 30, 2017	Period Change in Dollars	Period %/bps Change
U.S. FOODSERVICE OPERATIONS *
Sales	$10,399,411	$9,848,942	$550,469	5.6%
Gross Profit	2,090,227	1,986,283	103,944	5.2%
Gross Margin	20.10%	20.17%		-7 bps
Operating expenses	$1,274,469	$1,204,207	$70,262	5.8%
Operating income	815,758	782,076	33,682	4.3%
INTERNATIONAL FOODSERVICE OPERATIONS
Sales	$2,920,950	$2,903,255	$17,695	0.6%
Gross Profit	615,505	615,103	402	0.1%
Gross Margin	21.07%	21.19%		-11 bps
Operating expenses (GAAP)	$548,733	$538,299	$10,434	1.9%
Impact of restructuring and transformational project costs (1)	(6,727)	(3,898)	(2,829)	NM
Impact of acquisition-related costs (2)	(21,899)	(14,514)	(7,385)	50.9

Operating expenses adjusted for certain items (Non-GAAP)	$520,107	$519,887	$220	0.04%

Operating income (GAAP)	$66,772	$76,804	$(10,032)	-13.1%
Impact of restructuring and transformational project costs (1)	6,727	3,898	2,829	NM
Impact of acquisition related costs (2)	21,899	14,514	7,385	50.9

Operating income adjusted for certain items (Non-GAAP)	$95,398	$95,216	$182	0.2%

SYGMA *
Sales	$1,621,457	$1,640,671	$(19,214)	-1.2%
Gross Profit	129,326	125,607	3,719	3.0%
Gross Margin	7.98%	7.66%		32 bps
Operating expenses	$126,895	$120,762	$6,133	5.1%
Operating income	2,431	4,845	(2,414)	-49.8%
OTHER *
Sales	$273,461	$257,556	$15,905	6.2%
Gross Profit	71,535	67,827	3,708	5.5%
Gross Margin	26.16%	26.33%		-18 bps
Operating expenses	$61,200	$60,895	$305	0.5%
Operating income	10,335	6,932	3,403	49.1%
CORPORATE
Gross Profit	$(2,808)	$(1,152)	$(1,656)	143.8%
Operating expenses (GAAP)	$264,348	$250,140	$14,208	5.7%
Impact of restructuring and transformational project costs (3)	(34,176)	(15,154)	(19,022)	125.5
Impact of acquisition-related costs (4)	(737)	(5,232)	4,495	-85.9

Operating expenses adjusted for certain items (Non-GAAP)	$229,435	$229,754	$(319)	-0.1%

Operating income (GAAP)	$(267,156)	$(251,292)	$(15,864)	6.3%
Impact of restructuring and transformational project costs (3)	34,176	15,154	19,022	125.5
Impact of acquisition-related costs (4)	737	5,232	(4,495)	-85.9

Operating income adjusted for certain items (Non-GAAP)	$(232,243)	$(230,906)	$(1,337)	0.6%

TOTAL SYSCO
Sales	$15,215,279	$14,650,424	$564,855	3.9%
Gross Profit	2,903,785	2,793,668	110,117	3.9%
Gross Margin	19.08%	19.07%		2 bps
Operating expenses (GAAP)	$2,275,645	$2,174,303	$101,342	4.7%
Impact of restructuring and transformational project costs (1) (3)	(40,903)	(19,053)	(21,850)	114.7
Impact of acquisition-related costs (2) (4)	(22,636)	(19,745)	(2,891)	14.6

Operating expenses adjusted for certain items (Non-GAAP)	$2,212,106	$2,135,505	$76,601	3.6%

Operating income (GAAP)	$628,140	$619,365	$8,775	1.4%
Impact of restructuring and transformational project costs (1) (3)	40,903	19,053	21,850	114.7
Impact of acquisition-related costs (2) (4)	22,636	19,745	2,891	14.6

Operating income adjusted for certain items (Non-GAAP)	$691,679	$658,163	$33,516	5.1%

*	Segment has no applicable Certain items
(1)	Includes restructuring charges and charges related to business transformation projects.
(2)	Fiscal 2019 and fiscal 2018 include $21 million and $13 million, respectively, related to intangible amortization expense from the Brakes Acquisition.
(3)	Fiscal 2019 and fiscal 2018 include various transformation initiative costs and severance charges related to restructuring.
(4)	Fiscal 2019 and fiscal 2018 include $1 million and $5 million, respectively, related to integration costs from the Brakes Acquisition.

NM represent that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	13-Week Period Ended Sep. 29, 2018	13-Week Period Ended Sep. 30, 2017	13-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$271,145	$82,775	$188,370
Additions to plant and equipment	(104,322)	(136,261)	31,939
Proceeds from sales of plant and equipment	3,839	1,722	2,117

Free Cash Flow (Non-GAAP)	$170,662	$(51,764)	$222,426

In the first quarter of fiscal 2019, Sysco adopted accounting standard ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This standard requires Sysco to report the service cost component of pension and postretirement benefits in the same line item or items as other compensation costs. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside of a subtotal of income from operations. This standard required retroactive presentation, therefore our fiscal 2018 amounts by quarter has been reclassified to move the non-service cost components of pension costs to Other (income) expense, net from Operating expenses. In the tables that follow, fiscal 2018 has been reclassified to reflect the impact of this accounting standard adoption.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	As Reclassified				As Reclassified
	13-Week Period Ended				52-Week Period Ended
	Sep. 30, 2017	Dec. 30, 2017	Mar. 31, 2018	Jun. 30, 2018	Jun. 30, 2018
Sales	$14,650,424	$14,411,490	$14,349,504	$15,315,906	$58,727,324
Cost of sales	11,856,756	11,712,104	11,673,876	12,399,197	47,641,933

Gross profit	2,793,668	2,699,386	2,675,628	2,916,709	11,085,391
Operating expenses	2,174,303	2,170,834	2,193,425	2,232,773	8,771,335

Operating income	619,365	528,552	482,203	683,936	2,314,056
Interest expense	80,884	85,986	136,145	92,468	395,483
Other (income) expense, net	(7,975)	(9,162)	(18,826)	(1,688)	(37,651)

Earnings before income taxes	546,456	451,728	364,884	593,156	1,956,224
Income taxes	178,816	167,615	34,799	144,228	525,458

Net earnings	$367,640	$284,113	$330,085	$448,928	$1,430,766

Net earnings:
Basic earnings per share	0.70	0.55	0.63	0.86	2.74
Diluted earnings per share	0.69	0.54	0.63	0.85	2.70

Average shares outstanding	527,289,675	521,284,182	521,832,671	521,298,942	522,926,914
Diluted shares outstanding	533,063,426	527,249,587	527,990,563	528,053,652	529,089,854

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	As Reclassified				As Reclassified
	13-Week Period Ended				52-Week Period Ended
	Sep. 30, 2017	Dec. 30, 2017	Mar. 31, 2018	Jun. 30, 2018	Jun. 30, 2018
Operating expenses (GAAP)	$2,174,303	$2,170,834	$2,193,425	$2,232,773	$8,771,335
Impact of MEPP charge	—	—	(1,700)	—	(1,700)
Impact of restructuring costs (1)	(19,053)	(21,377)	(22,781)	(46,313)	(109,524)
Impact of acquisition-related costs (2)	(19,745)	(25,799)	(25,361)	(37,230)	(108,136)

Operating expenses adjusted for certain items (Non-GAAP)	$2,135,505	$2,123,658	$2,143,583	$2,149,229	$8,551,975

Operating income (GAAP)	$619,365	$528,552	$482,203	$683,936	$2,314,056
Impact of MEPP charge	—	—	1,700	—	1,700
Impact of restructuring costs (1)	19,053	21,377	22,781	46,313	109,524
Impact of acquisition-related costs (2)	19,745	25,799	25,361	37,230	108,136

Operating income adjusted for certain items (Non-GAAP)	$658,162	$575,728	$532,045	$767,479	$2,533,416

Net earnings (GAAP)	$367,640	$284,113	$330,085	$448,928	$1,430,766
Impact of MEPP charge	—	—	1,700	—	1,700
Impact of restructuring cost (1)	19,053	21,377	22,781	46,313	109,524
Impact of acquisition-related costs (2)	19,745	25,799	25,361	37,230	108,136
Impact of loss on extinguishment of debt	—	—	53,104	—	53,104
Tax Impact of MEPP charge (3)	—	—	(585)	—	(573)
Tax impact of restructuring cost (3)	(6,943)	(5,691)	(7,571)	(13,299)	(34,024)
Tax impact of acquisition-related costs (3)	(4,998)	(6,110)	(6,633)	(8,940)	(26,172)
Tax impact of loss on extinguishment of debt	—	—	(18,225)	—	(18,225)
Impact of US transition tax	—	115,000	—	(35,000)	80,000
Impact of US balance sheet remeasurement from tax law change	—	(14,477)	—	—	(14,477)
Impact of France, U.K. and Sweden tax law changes	—	(8,137)	—	(1,569)	(9,706)
Impact of repatriation of certain international earnings (4)	—	—	—	24,208	24,208
Tax impact of retirement plan contribution	—	—	(44,424)	NM	(44,424)

Net earnings adjusted for certain items (Non-GAAP)	$394,497	$411,874	$355,593	$497,872	$1,659,837

Diluted earnings per share (GAAP)	$0.69	$0.54	$0.63	$0.85	$2.70
Impact of MEPP charge	—	—	—	—	—
Impact of restructuring costs (1)	0.04	0.04	0.04	0.09	0.21
Impact of acquisition-related costs (2)	0.04	0.05	0.05	0.07	0.20
Impact of loss on extinguishment of debt	—	—	0.10	—	0.10
Tax Impact of MEPP charge (3)	—	—	—	—	—
Tax impact of restructuring cost (3)	(0.01)	(0.01)	(0.01)	(0.03)	(0.06)
Tax impact of acquisition-related costs (3)	(0.01)	(0.01)	(0.01)	(0.02)	(0.05)
Tax impact of loss on extinguishment of debt	—	—	(0.03)	—	(0.03)
Impact of US transition tax	—	0.22	—	(0.07)	0.15
Impact of US balance sheet remeasurement from tax law change	—	(0.03)	—	—	(0.03)
Impact of France and U.K. tax law changes	—	(0.02)	—	—	(0.02)
Impact of repatriation of certain international earnings (4)	—	—	—	0.05	0.05
Tax impact of retirement plan contribution	—	—	(0.08)	NM	(0.08)

Diluted EPS adjusted for certain items(Non-GAAP) (5)	$0.74	$0.78	$0.67	$0.94	$3.14

Diluted shares outstanding	533,063,426	527,249,587	527,990,563	528,053,652	529,089,854

(1)

Fiscal 2018 includes business technology transformation initiative costs, restructuring expenses within our Brakes operations, professional fees on three-year financial objectives, severance charges related to restructuring, costs to convert to legacy systems in conjunction with our revised business technology strategy and facility closure charges. Fiscal 2017 includes accelerated depreciation associated with our revised business technology strategy and restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjunction with our revised business technology strategy, severance charges related to restructuring, facility closure charges and professional fees on three-year financial objectives.

(2)

Fiscal 2018 and fiscal 2017 include intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes and integration costs. Fiscal 2018 includes a write-off for an intangible asset due to restructuring in France.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred. The Brakes Acquisition also resulted in non-recurring tax expense in fiscal 2017, primarily from non-deductible transaction costs.

(4)	Represents the benefit from tax credits obtained through the repatriation of certain international earnings, partially offset by foreign withholding tax incurred.
(5)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

- more -

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(In Thousands, Except for Share and Per Share Data)

	As Reclassified				As Reclassified
	13-Week Period Ended				52-Week Period Ended
	Sep. 30, 2017	Dec. 30, 2017	Mar. 31, 2018	Jun. 30, 2018	Jun. 30, 2018
U.S. Foodservice Operations

Sales (GAAP)	$9,848,942	$9,681,225	$9,704,495	$10,407,601	$39,642,263
Gross Profit (GAAP)	1,986,283	1,915,466	1,911,704	2,086,823	7,900,276
Gross Margin (GAAP)	20.17%	19.79%	19.70%	20.05%

Operating expenses (GAAP)	$1,204,207	$1,207,885	$1,215,033	$1,216,333	$4,843,458
Impact of MEPP charge	—	—	(1,700)	—	(1,700)

Operating expenses adjusted for certain items (Non-GAAP)	$1,204,207	$1,207,885	$1,213,333	$1,216,333	$4,841,758

Operating income (GAAP)	782,076	707,581	696,671	870,490	3,056,818
Impact of MEPP charge	—	—	1,700	—	1,700

Operating income adjusted for certain items (Non-GAAP)	$782,076	$707,581	$698,371	$870,490	$3,058,518

International Foodservice Operations

Sales (GAAP)	$2,903,255	$2,869,043	$2,799,251	$2,947,016	$11,518,565
Gross Profit (GAAP)	615,103	599,647	583,226	638,992	2,436,968
Gross Margin (GAAP)	21.19%	20.90%	20.84%	21.68%	21.16%

Operating expenses (GAAP)	538,299	$547,053	$563,750	$594,002	$2,243,104
Impact of restructuring costs (1)	(3,898)	(5,602)	(3,552)	(23,615)	(36,667)
Impact of acquisition-related costs (2)	(14,514)	(20,809)	(21,679)	(33,003)	(90,005)

Operating expenses adjusted for certain items (Non-GAAP)	$519,887	$520,642	$538,519	$537,384	$2,116,432

Operating income (GAAP)	$76,804	$52,594	$19,476	$44,990	$193,864
Impact of restructuring costs (1)	3,898	5,602	3,552	23,615	36,667
Impact of acquisition-related costs (2)	14,514	20,809	21,679	33,003	90,005

Operating income adjusted for certain items (Non-GAAP)	$95,216	$79,005	$44,707	$101,608	$320,536

SYGMA *

Sales (GAAP)	$1,640,671	$1,633,145	$1,605,753	$1,677,464	$6,557,033
Gross Profit (GAAP)	125,607	122,760	127,074	135,837	511,278
Gross Margin (GAAP)	7.66%	7.52%	7.91%	8.10%

Operating expenses (GAAP)	$120,762	$119,407	$122,597	$124,194	$486,960
Operating income (GAAP)	4,845	3,353	4,477	11,643	24,318

Other *

Sales (GAAP)	$257,556	$228,077	$240,005	$283,825	$1,009,463
Gross Profit (GAAP)	67,827	61,698	64,525	69,316	263,366
Gross Margin (GAAP)	26.33%	27.05%	26.88%	24.42%

Operating expenses (GAAP)	$60,895	$55,517	$55,563	$51,903	$223,878
Operating income (GAAP)	6,932	6,181	8,962	17,413	39,488

Corporate

Gross Profit (GAAP)	$(1,152)	$(185)	$(10,901)	$(14,259)	$(26,497)

Operating expenses (GAAP)	$250,140	$240,972	$236,482	$246,341	$973,935
Impact of restructuring costs (3)	(15,154)	(15,775)	(19,229)	(22,698)	(72,856)
Impact of acquisition-related costs (4)	(5,232)	(4,990)	(3,682)	(4,228)	(18,132)

Operating expenses adjusted for certain items (Non-GAAP)	$229,754	$220,207	$213,571	$219,415	$882,947

Operating income (GAAP)	$(251,292)	$(241,157)	$(247,383)	$(260,600)	$(1,000,432)
Impact of restructuring costs (3)	15,154	15,775	19,229	22,698	72,856
Impact of acquisition-related costs (4)	5,232	4,990	3,682	4,228	18,132

Operating income adjusted for certain items (Non-GAAP)	$(230,906)	$(220,392)	$(224,472)	$(233,674)	$(909,444)

Total Sysco

Sales (GAAP)	$14,650,424	$14,411,490	$14,349,504	$15,315,906	$58,727,324
Gross Profit (GAAP)	2,793,668	2,699,386	2,675,628	2,916,709	11,085,391
Gross Margin (GAAP)	19.07%	18.73%	18.65%	19.04%	18.88%

Operating expenses (GAAP)	$2,174,303	$2,170,834	$2,193,425	$2,232,773	$8,771,335
Impact of MEPP charge	—	—	(1,700)	—	(1,700)
Impact of restructuring costs (1) (3)	(19,053)	(21,377)	(22,781)	(46,313)	(109,524)
Impact of acquisition-related costs (2) (4)	(19,745)	(25,799)	(25,361)	(37,231)	(108,136)

Operating expenses adjusted for certain items (Non-GAAP)	$2,135,505	$2,123,658	$2,143,583	$2,149,229	$8,551,975

Operating income (GAAP)	$619,365	$528,552	$482,203	$683,936	$2,314,056
Impact of MEPP charge	—	—	1,700	—	1,700
Impact of restructuring costs (1) (3)	19,053	21,377	22,781	46,313	109,524
Impact of acquisition-related costs (2) (4)	19,745	25,799	25,361	37,231	108,136

Operating income adjusted for certain items (Non-GAAP)	$658,163	$575,728	$532,045	$767,480	$2,533,416

*	Segment has no applicable Certain items
(1)	Includes Brakes Acquisition-related restructuring charges, facility closure charges and other severance charges related to restructuring.
(2)

Fiscal 2018 and fiscal 2017 include intangible amortization expense from the Brakes Acquisition, which is included in the results of Brakes and integration costs. Fiscal 2018 includes a write-off for an intangible asset due to restructuring in France.

(3)

Fiscal 2018 includes business technology transformation initiative costs, professional fees on three-year financial objectives, severance charges related to restructuring, costs to convert to legacy systems in conjunction with our revised business technology strategy and facility closure charges. Fiscal 2017 includes accelerated depreciation associated with our revised business technology strategy and restructuring expenses within our Brakes operations, costs to convert to legacy systems in conjunction with our revised business technology strategy, severance charges related to restructuring, facility closure charges and professional fees on three-year financial objectives.

(4)	Fiscal 2018 and fiscal 2017 include integration costs from the Brakes Acquisition.